EXHIBIT 99.1

PennantPark Floating Rate Capital Ltd. Announces Monthly Distribution of $0.095 per Share

NEW YORK, Feb. 06, 2018 (GLOBE NEWSWIRE) -- PennantPark Floating Rate Capital Ltd. (the "Company") (NASDAQ:PFLT) (TASE:PFLT) declares monthly distribution for February 2018 of $0.095 per share, payable on March 1, 2018 to stockholders of record as of February 16, 2018. Distributions are paid from taxable earnings and may include a return of capital and/or capital gains. The specific tax characteristics of the distribution will be reported to stockholders on Form 1099 after the end of the calendar year and in the Company's periodic report filed with the Securities and Exchange Commission.

87% or $0.08265 per share of this distribution has been identified by the Company as an interest-related dividend generally exempt from U.S. withholding tax. This information is subject to change.

The Company, which operates as a regulated investment company (“RIC”), generates qualified interest income and short-term capital gains that may be exempt from United States withholding tax when distributed to non-U.S. stockholders. The U.S. tax law permits a RIC to report the portion of distributions paid that represent interest-related dividends as exempt from U.S. withholding tax when paid to non-U.S. stockholders with proper documentation.

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market private companies in the form of floating rate senior secured loans, including first lien secured debt, second lien secured debt and subordinated debt. From time to time, the Company may also invest in equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. PennantPark Floating Rate Capital Ltd. undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

The information contained herein is based on current tax laws, which may change in the future. The Company cannot be held responsible for any direct or incidental loss resulting from applying any of the information provided in this publication or from any other source mentioned. The information provided in this material does not constitute any specific legal, tax or accounting advice. Please consult with qualified professionals for this type of advice.

CONTACT:
Aviv Efrat
PennantPark Floating Rate Capital Ltd.
(212) 905-1000
www.pennantpark.com